UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2011

ATLANTIC TELE-NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

600 Cummings Center
Beverly, Massachusetts 01915

(Address of principal executive offices and zip code)

(978) 619-1300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 16, 2011, Atlantic Tele-Network, Inc. (the “Company”) entered into an Amendment and Confirmation Agreement (the “Amendment”) to its Second Amended and Restated Credit Agreement dated as of September 30, 2010, by and among the Company, as Borrower, certain of the Company’s subsidiaries, as Guarantors, CoBank, ACB, as Administrative Agent, Arranger, Issuer Lender and Lender, and the other Lenders named therein (the “Credit Agreement”).

The Amendment amended the Credit Agreement to decrease the applicable margins in effect prior to the date of the Amendment for borrowings under the Credit Agreement to the applicable margins set forth in the amended Pricing Table below:

PRICING TABLE

Total Leverage Ratio	Base Rate Margin	LIBOR Margin	Commitment Fee Margin	Swingline Base Rate Margin
> 2.50x	3.250%	4.250%	0.500%	2.750%
> 2.00x and < 2.50x	2.750%	3.750%	0.500%	2.250%
> 1.50x and < 2.00x	2.250%	3.250%	0.375%	1.750%
< 1.50x	1.750%	2.750%	0.375%	1.250%

The foregoing description is only a summary of the provisions of the Amendment and is qualified in its entirety by the terms of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits

10.1

Amendment and Confirmation Agreement dated as of September 16, 2011 by and among Atlantic Tele-Network, Inc., as Borrower, CoBank, ACB, as Administrative Agent, the Guarantors named therein, and the other Lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC TELE-NETWORK, INC.

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

Dated: September 22, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1

Amendment and Confirmation Agreement dated as of September 16, 2011 by and among Atlantic Tele-Network, Inc., as Borrower, CoBank, ACB, as Administrative Agent, the Guarantors named therein, and the other Lenders named therein.